UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2011

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California		94065-1166
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, William Slater, Chief Financial Officer of Saba Software, Inc. (“Saba”), informed us on June 17, 2011 of his decision to retire from Saba. In connection with Mr. Slater’s decision to retire from Saba, Mr. Slater and Saba entered into an amendment to Mr. Slater’s employment agreement providing for his retirement from Saba on March 31, 2012. On October 25, 2011, Mr. Slater notified us that he accepted employment with a company in the semiconductor industry and that his last day of employment with Saba would be in advance of the previously anticipated March 31, 2012 date. Mr. Slater’s last day of employment with Saba is October 27, 2011.

Saba has been actively engaged in an external search for a new Chief Financial Officer and will make an announcement in connection with the appointment of such new Chief Financial Officer.

On October 27, 2011, the Board of Directors of Saba appointed Peter E. Williams III to serve as Chief Financial Officer on an interim basis. Mr. Williams will also serve as Saba’s principal financial officer and principal accounting officer. Mr. Williams, age 50, previously served as our Chief Financial Officer from March 2004 to July 2007. Mr. Williams has served as our Executive Vice President, Corporate Development since July 2007 and as our Secretary since inception in April 1997. Mr. Williams joined Saba in October 1999 as General Counsel. Prior to joining Saba, Mr. Williams was a partner at Morrison & Foerster LLP, an international law firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: October 27, 2011	/s/ Peter E. Williams III
(Signature) Interim Chief Financial Officer, Executive Vice President and Secretary